Calculation of Registration Fee

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Debt Securities	$3,810,000.00	$490.73

(1) Calculated in accordance with Rule 457 (r) of the Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(2)

Registration No. 333-180289

PRICING SUPPLEMENT

January 31, 2014

(To Prospectus dated March 22, 2012,

Prospectus Supplement dated March 22, 2012

and Stock-Linked Underlying Supplement dated March 22, 2012)

Structured Investments	HSBC USA Inc. $3,810,000 Return Enhanced Notes Linked to an Equally Weighted Basket Consisting of Four Common Equity Securities, due February 19, 2015 (the “Notes”)

General

•	Terms used in this pricing supplement are described or defined herein and in the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus. The Notes will have the terms described herein and in the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus. The Notes do not guarantee any return of principal, and you may lose up to 100% of your initial investment. The Notes will not bear interest.
•	This pricing supplement relates to a single note offering. The purchaser of a Note will acquire a security linked to the Reference Asset described below.
•	Although the offering relates to a Reference Asset, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or any Basket Component (as defined below) or as to the suitability of an investment in the Notes.
•	Senior unsecured debt obligations of HSBC USA Inc. maturing February 19, 2015.
•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof.
•	If the terms of the Notes set forth below are inconsistent with those described in the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus, the terms set forth below will supersede.
•	Any payment on the Notes is subject to the Issuer’s credit risk.

Key Terms

Issuer:	HSBC USA Inc.
Reference Asset:	The Notes are linked to an equally weighted basket (the “Basket”) consisting of the respective equity securities of the Reference Asset Issuers (each such equity security, a “Basket Component” and together, the “Basket Components”).
Reference Asset Issuers:	Actavis plc (“ACT”), Endo Health Solutions Inc. (“ENDP”), Mylan Inc. (“MYL”) and Valeant Pharmaceuticals International, Inc. (“VRX”).
Component Weightings:	With respect to each Basket Component, 25%.
Principal Amount:	$1,000 per Note
Trade Date:	January 31, 2014
Pricing Date:	January 31, 2014
Original Issue Date:	February 5, 2014
Final Valuation Date:	February 13, 2015, subject to adjustment as described in “Additional Note Terms — Valuation Dates” in the accompanying Stock-Linked Underlying Supplement.
Ending Averaging Dates:	February 9, 2015, February 10, 2015, February 11, 2015, February 12, 2015 and February 13, 2015 (the Final Valuation Date), subject to adjustment as described in “Additional Note Terms — Valuation Dates” in the accompanying Stock-Linked Underlying Supplement.
Maturity Date:	February 19, 2015. The Maturity Date is subject to adjustment as described under “Additional Note Terms — Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Stock-Linked Underlying Supplement.
Payment at Maturity:	For each Note, the Cash Settlement Value.
Cash Settlement Value:	For each Note, you will receive a cash payment on the Maturity Date that is based on the Basket Return:
If the Basket Return is greater than or equal to 0.00%, you will receive an amount equal to the Principal Amount plus the lesser of: (i) the product of (a) the Principal Amount multiplied by (b) the Basket Return multiplied by the Upside Participation Rate, and (ii) the product of (a) the Principal Amount multiplied by (b) the Maximum Return.
If the Basket Return is less than 0.00%, at maturity you will receive an amount equal to the Principal Amount plus the product of (a) the Principal Amount multiplied by (b) the Basket Return. You will lose 1.00% of the Principal Amount for each percentage point that the Basket Return is below zero. This means that if the Basket Return is -100.00%, you will lose your entire investment.
Upside Participation Rate:	150.00%
Maximum Return:	25.50%
Basket Return:	The quotient, expressed as a percentage, calculated as follows:
Basket Ending Level – Basket Starting Level
Basket Starting Level
Basket Starting Level:	Set equal to 100 on the Pricing Date.
Basket Ending Level:	The Basket Closing Level, as determined on the Final Valuation Date.
Basket Closing Level:	The Basket Closing Level will be calculated as follows:
100 × [1 + (the sum of the Basket Component return multiplied by the respective component weighting, for each Basket Component)]
Each of the Basket Component returns set forth in the formula above refers to the return for the relevant Basket Component, which reflects the performance of the relevant Basket Component, expressed as the percentage change from the Initial Price of that Basket Component to the Final Price of that Basket Component, calculated as follows:
Final Price – Initial Price
Initial Price
Initial Price:	$188.98 for ACT, $65.88 for ENDP, $45.41 for MYL, and $135.64 for VRX, which were the Official Closing Prices of the respective Basket Component as determined by the Calculation Agent on the Pricing Date.
Final Price:	The arithmetic average of the Official Closing Prices of the respective Basket Component as determined by the Calculation Agent on each of the Ending Averaging Dates.
Estimated Initial Value:	The Estimated Initial Value of the Notes is less than the price you pay to purchase the Notes. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market, if any, at any time. The Estimated Initial Value was calculated on the Pricing Date. See “Selected Risk Considerations — The Estimated Initial Value of the Notes, which was determined by us on the Pricing Date, is less than the price to public and may differ from the market value of the Notes in the secondary market, if any.”
Calculation Agent:	HSBC USA Inc. or one of its affiliates
CUSIP/ISIN:	40432XSA0/US40432XSA09
Form of the Notes:	Book-Entry
Listing:	The Notes will not be listed on any U.S. securities exchange or quotation system.

Investment in the Notes involves certain risks. You should refer to “Selected Risk Considerations” beginning on page 4 of this document and “Risk Factors” beginning on page S-1 of the Stock-Linked Underlying Supplement and page S-3 of the prospectus supplement.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or determined that this pricing supplement, or the accompanying Stock-Linked Underlying Supplement, prospectus supplement and prospectus, is truthful or complete. Any representation to the contrary is a criminal offense.

HSBC Securities (USA) Inc. or another of our affiliates or agents may use this pricing supplement in market-making transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction. HSBC Securities (USA) Inc., an affiliate of ours, will purchase the Notes from us for distribution to the placement agent. See “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.

J.P. Morgan Securities LLC and certain of its registered broker-dealer affiliates are purchasing the Notes for resale. The Estimated Initial Value of the Notes on the Pricing Date is $967.50 per Note, which is less than the price to public. The market value of the Notes at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” above and “Selected Risk Considerations” beginning on page 4 of this document for additional information.

	Price to Public	Fees and Commissions	Proceeds to Issuer
Per Note	$1,000	$10	$990
Total	$3,810,000	$38,100	$3,771,900

The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

JPMorgan

Placement Agent

January 31, 2014

Additional Terms Specific to the Notes

This pricing supplement relates to a single note offering linked to the Reference Asset. The purchaser of a Note will acquire a senior unsecured debt security linked to the Reference Asset. Although the Note offering relates only to the Reference Asset, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or any Basket Component or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated March 22, 2012, the prospectus supplement dated March 22, 2012 and the Stock-Linked Underlying Supplement dated March 22, 2012. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying Stock-Linked Underlying Supplement, prospectus supplement or prospectus, the terms described in this pricing supplement shall control. You should carefully consider, among other things, the matters set forth in “Selected Risk Considerations” beginning on page 4 of this pricing supplement and “Risk Factors” beginning on page S-1 of the accompanying Stock-Linked Underlying Supplement and page S-3 of the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, a prospectus supplement and the Stock-Linked Underlying Supplement) with the SEC for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus, prospectus supplement and Stock-Linked Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and Stock-Linked Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

•	The Stock-Linked Underlying Supplement at: http://www.sec.gov/Archives/edgar/data/83246/000114420412016685/v306693_424b2.htm

•	The prospectus supplement at: www.sec.gov/Archives/edgar/data/83246/000104746912003151/a2208335z424b2.htm

•	The prospectus at: www.sec.gov/Archives/edgar/data/83246/000104746912003148/a2208395z424b2.htm

Summary

The four charts below provide a summary of the Notes, including Note characteristics and risk considerations as well as an illustrative diagram and table reflecting hypothetical returns at maturity.  These charts should be reviewed together with the disclosure regarding the Notes contained in this pricing supplement as well as in the accompanying Stock-Linked Underlying Supplement, prospectus and prospectus supplement.

The following charts illustrate the hypothetical total return at maturity on the Notes. The “total return” as used in this pricing supplement is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $1,000 Principal Amount to $1,000. The hypothetical total returns set forth below reflect the Basket Starting Level of 100.00, the Upside Participation Rate of 150.00% and the Maximum Return of 25.50%. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Selected Purchase Considerations

•	APPRECIATION POTENTIAL — The Notes provide the opportunity for enhanced returns at maturity by multiplying a positive Basket Return by the Upside Participation Rate of 150.00%, up to the Maximum Return on the Notes of 25.50%, or a maximum Payment at Maturity of $1,255 for every $1,000 Principal Amount. Because the Notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.
•	Full Participation in the Decline of the Reference Asset — Payment at Maturity of the Principal Amount is fully exposed to a decline in the Basket Ending Level, as compared to the Basket Starting Level. If the level of the Reference Asset declines, you will lose 1.00% of the Principal Amount for every 1.00% that the Basket Return is less than zero. If the Basket Return is -100.00%, you will lose your entire investment.
•	TAX TREATMENT — There is no direct legal authority as to the proper tax treatment of the Notes, and therefore significant aspects of the tax treatment of the Notes are uncertain as to both the timing and character of any inclusion in income in respect of the Notes. Under one approach, the Notes should be treated as pre-paid executory contracts with respect to the Reference Asset. We intend to treat the Notes consistent with this approach. Pursuant to the terms of the Notes, you agree to treat the Notes under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Morrison & Foerster LLP, it is reasonable to treat the Notes as pre-paid executory contracts with respect to the Reference Asset. Pursuant to this approach, we do not intend to report any income or gain with respect to the Notes prior to their maturity or an earlier sale or exchange and we generally intend to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided that you have held the Note for more than one year at such time for U.S. federal income tax purposes.

We will not attempt to ascertain whether any Reference Asset Issuer would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If a Reference Asset Issuer were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the Reference Asset Issuers, and consult your tax advisor regarding the possible consequences to you, if any, in the event that one or more Reference Asset Issuers is or becomes a PFIC or a USRPHC.

Withholding and reporting requirements under the legislation enacted on March 18, 2010 (as discussed beginning on page S-48 of the prospectus supplement) will generally apply to payments made after June 30, 2014. However, this withholding tax will not be imposed on payments pursuant to obligations outstanding on July 1, 2014. Additionally, withholding due to any payment being treated as a “dividend equivalent” (as discussed beginning on page S-47 of the prospectus supplement) will begin no earlier than January 1, 2016. Holders are urged to consult with their own tax advisors regarding the possible implications of this legislation on their investment in the Notes.

For a further discussion of the U.S. federal income tax consequences related to the Notes, see the section “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in any of the Basket Components. These risks are explained in more detail in the “Risk Factors” sections of the accompanying Stock-Linked Underlying Supplement and prospectus supplement.

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The Notes do not guarantee any return of principal. The return on the Notes at maturity is linked to the performance of the Reference Asset and will depend on whether, and the extent to which, the Basket Return is positive or negative. Your investment will be exposed on a 1-to-1 basis to any decline in the Final Level of the Reference Asset as compared to the Initial Level. You may lose up to 100.00% of your investment.
•	THE AMOUNT PAYABLE ON THE NOTES IS NOT LINKED TO THE LEVEL OF THE REFERENCE ASSET AT ANY TIME OTHER THAN ON THE ENDING AVERAGING DATES, INCLUDING THE FINAL VALUATION DATE — The Basket Ending Level will be based on the Basket Closing Level on each of the Ending Averaging Dates, subject to postponement for non-trading days and certain market disruption events. Even if the level of the Reference Asset appreciates during the term of the Notes other than on the Ending Averaging Dates but then drops on one or more of the Ending Averaging Dates to a level that is less than the Basket Starting Level, the Payment at Maturity may be less, and may be significantly less, than it would have been had the Payment at Maturity been linked to the level of the Reference Asset prior to such decrease. Although the actual level of the Reference Asset on the Maturity Date or at other times during the term of the Notes may be higher than the Final Level, the Payment at Maturity will be based solely on the Basket Closing Level of the Reference Asset on each of the Ending Averaging Dates.

•	THE NOTES ARE SUBJECT TO THE CREDIT RISK OF HSBC USA INC. — The Notes are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including any return of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.
•	CHANGES IN THE VALUES OF THE BASKET COMPONENTS MAY OFFSET EACH OTHER — Movements in the prices of the Basket Components may not correlate with each other. At a time when the price of one or more of the Basket Components increases, the price of the other Basket Components may not increase as much or may even decline. Therefore, in calculating the Basket Closing Level and the Basket Return, increases in the price of one or more of the Basket Components may be moderated, or more than offset, by lesser increases or declines in the price of the other Basket Components.
•	THE BASKET COMPONENTS ARE CONCENTRATED IN ONE SECTOR – All of the Reference Asset Issuers are companies in the pharmaceutical industry. As a result, the Basket Components are concentrated in one sector. Although an investment in the Notes will not give you any ownership or other direct interests in the Basket Components, the return on an investment in the Notes will be subject to certain risks associated with a direct equity investment in this sector. Accordingly, by investing in the Notes, you will not benefit from the diversification which could result from an investment linked to companies that operate in multiple sectors.
•	YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED TO THE MAXIMUM RETURN — If the Final Level is greater than the Initial Level, for each $1,000 Principal Amount you hold, you will receive at maturity $1,000 plus an additional amount that will not exceed the Maximum Return of 25.50% of the Principal Amount, regardless of the appreciation in the Reference Asset, which may be significantly greater than the Maximum Return. You will not receive a return on the Notes greater than the Maximum Return.
•	SUITABILITY OF THE NOTES FOR INVESTMENT — You should only reach a decision to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the information set out in this pricing supplement. Neither HSBC nor any dealer participating in the offering makes any recommendation as to the suitability of the Notes for investment.
•	THE ESTIMATED INITIAL VALUE OF THE NOTES, WHICH WAS DETERMINED BY US ON THE PRICING DATE, IS LESS THAN THE PRICE TO PUBLIC AND MAY DIFFER FROM THE MARKET VALUE OF THE NOTES IN THE SECONDARY MARKET, IF ANY — The Estimated Initial Value of the Notes was calculated by us on the Pricing Date and is less than the price to public. The Estimated Initial Value reflects the implied borrowing rate we use to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Notes. The implied borrowing rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our implied borrowing rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Notes may be lower if it were based on the levels at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Notes to be more favorable to you. We determined the value of the embedded derivatives in the Notes by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Notes that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market (if any exists) at any time.
•	THE PRICE OF YOUR NOTES IN THE SECONDARY MARKET, IF ANY, IMMEDIATELY AFTER THE PRICING DATE WILL BE LESS THAN THE PRICE TO PUBLIC — The price to public takes into account certain costs. These costs will include our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Notes, the underwriting discount and the costs associated with structuring and hedging our obligations under the Notes. These costs, except for the underwriting discount, will be used or retained by us or one of our affiliates. If you were to sell your Notes in the secondary market, if any, the price you would receive for your Notes may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the value of the Basket Components and changes in market conditions, and cannot be predicted with accuracy. The Notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Notes to maturity. Any sale of the Notes prior to maturity could result in a loss to you.

•	IF HSBC SECURITIES (USA) INC. WERE TO REPURCHASE YOUR NOTES IMMEDIATELY AFTER THE ORIGINAL ISSUE DATE, THE PRICE YOU RECEIVE MAY BE HIGHER THAN THE ESTIMATED INITIAL VALUE OF THE NOTES — Assuming that all relevant factors remain constant after the Original Issue Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed the Estimated Initial Value on the Pricing Date for a temporary period expected to be approximately three months after the Original Issue Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the securities and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.
•	NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the Basket Components would have.
•	POTENTIALLY INCONSISTENT RESEARCH, OPINIONS OR RECOMMENDATIONS BY HSBC AND JPMORGAN — HSBC, JPMorgan, or their respective affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Notes and which may be revised at any time. Any such research, opinions or recommendations could affect the level of the Reference Asset, and therefore, the market value of the notes.
•	WE ARE NOT AFFILIATED WITH THE REFERENCE ASSET ISSUERS — We are not affiliated with the Reference Asset Issuers. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information about the Basket Components contained in this pricing supplement. You should make your own investigation into the Basket Components and the Reference Asset Issuers. We are not responsible for the Reference Asset Issuers’ public disclosure of information, whether contained in SEC filings or otherwise.
•	In some circumstances, the payment you receive on the Notes may be partially based on the EQUITY SECURITY of a company other than the FOUR Basket Components initially in the basket — Following certain corporate events relating to the Reference Asset Issuers where such issuer is not the surviving entity, your Payment at Maturity may be based on the common stock of a successor one or more of the Reference Asset Issuers or any cash or any other assets distributed to holders of such Basket Component in such corporate event. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the Notes. For more information, see the “Additional Note Terms—Antidilution and Reorganization” in the accompanying Stock-Linked Underlying Supplement.
•	THE NOTES LACK LIQUIDITY — The Notes will not be listed on any securities exchange. HSBC Securities (USA) Inc. may offer to purchase the Notes in the secondary market. However, it is not required to do so and may cease making such offers at any time if at all. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily.
•	POTENTIAL CONFLICTS — HSBC and its affiliates play a variety of roles in connection with the issuance of the Notes, including acting as Calculation Agent and hedging its obligations under the Notes. In performing these duties, the economic interests of the Calculation Agent and other affiliates of HSBC are potentially adverse to your interests as an investor in the Notes. HSBC and the Calculation Agent are under no obligation to consider your interests as a holder of the Notes in taking any corporate actions or other actions that might affect the level of the Reference Asset and the value of the Notes.
•	The Notes are Not Insured or guaranteed by any Governmental Agency of the United States or any Other Jurisdiction — The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full Payment at Maturity of the Notes.
•	HISTORICAL PERFORMANCE OF THE REFERENCE ASSET SHOULD NOT BE TAKEN AS AN INDICATION OF ITS FUTURE PERFORMANCE DURING THE TERM OF THE NOTES — It is impossible to predict whether the level of the Reference Asset will rise or fall. The Reference Asset will be influenced by complex and interrelated political, economic, financial and other factors.

•	MARKET DISRUPTIONS MAY ADVERSELY AFFECT YOUR RETURN — The Calculation Agent may, in its sole discretion, determine that the markets have been affected in a manner that prevents it from determining the level of the Reference Asset in the manner described herein, and calculating the amount that we are required to pay you upon maturity, or from properly hedging its obligations under the Notes. These events may include disruptions or suspensions of trading in the markets as a whole. If the Calculation Agent, in its sole discretion, determines that any of these events prevents us or any of our affiliates from properly hedging our obligations under the Notes or prevents the Calculation Agent from determining the Basket Return or Payment at Maturity in the ordinary manner, the Calculation Agent will determine the Basket Return or Payment at Maturity in good faith and in a commercially reasonable manner, and it is possible that the Ending Averaging Dates and the Maturity Date will be postponed, which may adversely affect the return on your Notes.
•	MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — In addition to the level of the Reference Asset on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:
•	the expected volatility of the Basket Components;
•	the time to maturity of the Notes;
•	the dividend rate on the Basket Components;
•	interest and yield rates in the market generally;
•	a variety of economic, financial, political, regulatory or judicial events that affect the Basket Components or the stock markets generally; and
•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

What Is the Total Return on the Notes at Maturity Assuming a Range of Performances for the Reference Asset?

The following table illustrates the hypothetical total return at maturity on the Notes. The “total return,” as used in this pricing supplement, is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $1,000 Principal Amount to $1,000. The hypothetical total returns set forth below reflect the Upside Participation Rate of 150.00%, the Maximum Return of 25.50%, and the Basket Starting Level of 100. The hypothetical total returns set forth below are for illustrative purposes only, and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis.

Hypothetical Final Level	Hypothetical Basket Return	Hypothetical Total Return on the Notes
220.00	120.00%	25.50%
200.00	100.00%	25.50%
170.00	70.00%	25.50%
160.00	60.00%	25.50%
150.00	50.00%	25.50%
140.00	40.00%	25.50%
130.00	30.00%	25.50%
120.00	20.00%	25.50%
117.00	17.00%	25.50%
110.00	10.00%	15.00%
105.00	5.00%	7.50%
101.00	1.00%	1.50%
100.00	0.00%	0.00%
99.00	-1.00%	-1.00%
95.00	-5.00%	-5.00%
90.00	-10.00%	-10.00%
80.00	-20.00%	-20.00%
70.00	-30.00%	-30.00%
60.00	-40.00%	-40.00%
50.00	-50.00%	-50.00%
40.00	-60.00%	-60.00%
30.00	-70.00%	-70.00%
20.00	-80.00%	-80.00%
10.00	-90.00%	-90.00%
0.00	-100.00%	-100.00%

Hypothetical Examples of Amounts Payable at Maturity

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: The level of the Reference Asset increases from the Basket Starting Level of 100.00 to a hypothetical Basket Ending Level of 110.00. Because the hypothetical Basket Ending Level of 110.00 is greater than the Basket Starting Level of 100 and the Basket Return of 10.00% multiplied by the Upside Participation Rate of 150.00% does not exceed the Maximum Return of 25.50%, the investor receives a Payment at Maturity of $1,150.00 per $1,000 Principal Amount, calculated as follows:

$1,000 + [$1,000 × (10.00% × 150.00%)] = $1,150.00

Example 2: The level of the Reference Asset increases from the Basket Starting Level of 100.00 to a hypothetical Basket Ending Level of 130.00. Because the hypothetical Basket Ending Level of 130.00 is greater than the Basket Starting Level of 100.00 and the Basket Return of 30.00% multiplied by the Upside Participation Rate of 150.00% exceeds the Maximum Return of 25.50%, the investor receives a Payment at Maturity of $3,000.00 per $1,000 Principal Amount, calculated as follows:

$1,000 + ($1,000 × 25.50%) = $1,255.00

Example 3: The level of the Reference Asset decreases from the Basket Starting Level of 100.00 to a hypothetical Basket Ending Level of 70.00. Because the hypothetical Basket Ending Level of 70.00 is less than the Basket Starting Level of 100.00 and the Basket Return is -30.00%, the investor receives a Payment at Maturity of $700.00 per $1,000 Principal Amount, calculated as follows:

$1,000 + ($1,000 × -30.00%) = $700.00

Description of the Reference Asset

General

This pricing supplement is not an offer to sell and it is not an offer to buy interests in any Basket Component. All disclosures contained in this pricing supplement regarding the Basket Components are derived from publicly available information. Neither HSBC nor any of its affiliates has made any independent investigation as to the information about the Basket Components that is contained in this pricing supplement. You should make your own investigation into each Basket Component.

ACTAVIS PLC (ACT)

Description of Actavis plc

Actavis plc manufactures specialty pharmaceuticals. The company develops, manufactures and distributes generic, brand and over-the-counter products. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-13305 or its CIK Code: 1578845. The company’s common stock is listed on the New York Stock Exchange (the “NYSE”) under the ticker symbol “ACT.”

Historical Performance of Actavis plc

The following table sets forth (to the extent available) the quarterly high and low intraday prices, as well as end-of-quarter closing prices on the relevant exchange, of the Basket Component for each quarter in the period from January 1, 2009 through January 31, 2014. We obtained the data in these tables from the Bloomberg Professional® service, without independent verification by us. Historical prices of the Basket Component should not be taken as an indication of its future performance.

Quarter Ending	Quarter High	Quarter Low	Quarter Close
March 31, 2009	$32.95	$23.05	$31.11
June 30, 2009	$33.97	$28.06	$33.69
September 30, 2009	$37.20	$32.61	$36.64
December 31, 2009	$40.25	$33.88	$39.61
March 31, 2010	$42.50	$37.26	$41.77
June 30, 2010	$44.97	$40.50	$40.57
September 30, 2010	$45.15	$39.34	$42.31
December 31, 2010	$52.20	$42.17	$51.65
March 31, 2011	$57.52	$50.47	$56.01
June 30, 2011	$69.04	$56.13	$68.73
September 30, 2011	$73.35	$58.84	$68.25
December 30, 2011	$72.06	$59.50	$60.34
March 31, 2012	$67.50	$55.00	$67.06
June 30, 2012	$77.73	$65.70	$73.99
September 30, 2012	$86.07	$73.39	$85.16
December 30, 2012	$91.47	$81.73	$86.00
March 31, 2013	$92.37	$82.02	$92.11
June 30, 2013	$133.00	$91.88	$126.22
September 30, 2013	$145.50	$121.12	$144.00
December 30, 2013	$168.35	$136.54	$168.00
January 31, 2014*	$191.15	$166.46	$188.98

* This pricing supplement includes, for the first calendar quarter of 2014, data for the period from January 1, 2014 through January 31, 2014. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2014.

The graph below illustrates the performance of the Basket Component’s common stock from January 1, 2008 through January 31, 2014, based on information from the Bloomberg Professional® service. The market price of the Basket Component on January 31, 2014 was $188.98. Past performance of the Basket Component is not indicative of its future performance.

Source: Bloomberg Professional® service

ENDO HEALTH SOLUTIONS INC. (ENDP)

Description of Endo Health Solutions Inc.

Endo Health Solutions Inc. is a U.S.-based diversified healthcare company that is finding solutions for pain management, pelvic health, urology, endocrinology and oncology. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-15989 or its CIK Code: 1100962. The company’s common stock is listed on the NASDAQ Global Select Market (the “NASDAQ”) under the ticker symbol “ENDP.”

Historical Performance of Endo Health Solutions Inc.

The following table sets forth (to the extent available) the quarterly high and low intraday prices, as well as end-of-quarter closing prices on the relevant exchange, of the Basket Component for each quarter in the period from January 1, 2009 through January 31, 2014. We obtained the data in these tables from the Bloomberg Professional® service, without independent verification by us. Historical prices of the Basket Component should not be taken as an indication of its future performance.

Quarter Ending	Quarter High	Quarter Low	Quarter Close
March 31, 2009	$26.14	$16.29	$17.68
June 30, 2009	$18.55	$15.75	$17.92
September 30, 2009	$23.37	$16.81	$22.63
December 31, 2009	$24.10	$19.11	$20.52
March 31, 2010	$24.85	$19.19	$23.69
June 30, 2010	$24.29	$19.58	$21.82
September 30, 2010	$34.26	$21.30	$33.24
December 31, 2010	$38.20	$32.80	$35.71
March 31, 2011	$38.51	$32.14	$38.16
June 30, 2011	$44.53	$36.65	$40.17
September 30, 2011	$42.09	$26.76	$27.99
December 30, 2011	$36.41	$26.02	$34.53
March 31, 2012	$39.29	$32.82	$38.73
June 30, 2012	$38.96	$28.83	$30.98
September 30, 2012	$33.86	$28.89	$31.72
December 30, 2012	$33.03	$25.49	$26.23
March 31, 2013	$33.32	$25.01	$30.76
June 30, 2013	$39.82	$30.39	$36.79
September 30, 2013	$46.09	$36.18	$45.44
December 30, 2013	$67.63	$43.12	$67.46
January 31, 2014*	$72.56	$63.65	$65.88

* This pricing supplement includes, for the first calendar quarter of 2014, data for the period from January 1, 2014 through January 31, 2014. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2014.

The graph below illustrates the performance of the Basket Component’s common stock from January 1, 2008 through January 31, 2014, based on information from the Bloomberg Professional® service. The market price of the Basket Component on January 31, 2014 was $65.88. Past performance of the Basket Component is not indicative of its future performance.

 Source: Bloomberg Professional® service

MYLAN INC. (MYL)

Description of Mylan Inc.

Mylan Inc. is a global generic and specialty pharmaceuticals company. The company operates an active pharmaceutical ingredient manufacturer and runs a specialty business focused on respiratory, allergy, and psychiatric therapies. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-9114 or its CIK Code: 69499. The company’s common stock is listed on the NASDAQ under the ticker symbol “MYL.”

Historical Performance of Mylan Inc.

The following table sets forth (to the extent available) the quarterly high and low intraday prices, as well as end-of-quarter closing prices on the relevant exchange, of the Basket Component for each quarter in the period from January 1, 2009 through January 31, 2014. We obtained the data in these tables from the Bloomberg Professional® service, without independent verification by us. Historical prices of the Basket Component should not be taken as an indication of its future performance.

Quarter Ending	Quarter High	Quarter Low	Quarter Close
March 31, 2009	$13.85	$9.65	$13.41
June 30, 2009	$14.94	$12.50	$13.05
September 30, 2009	$16.47	$11.66	$16.01
December 31, 2009	$19.21	$15.42	$18.43
March 31, 2010	$23.30	$16.75	$22.71
June 30, 2010	$23.63	$16.89	$17.04
September 30, 2010	$18.99	$16.55	$18.81
December 31, 2010	$21.49	$18.33	$21.13
March 31, 2011	$24.17	$20.95	$22.66
June 30, 2011	$25.46	$21.91	$24.67
September 30, 2011	$25.00	$16.99	$16.99
December 30, 2011	$21.84	$15.49	$21.46
March 31, 2012	$23.88	$20.37	$23.45
June 30, 2012	$23.63	$20.21	$21.37
September 30, 2012	$24.67	$21.20	$24.37
December 30, 2012	$28.50	$23.25	$27.45
March 31, 2013	$31.22	$27.38	$28.96
June 30, 2013	$32.27	$27.66	$31.03
September 30, 2013	$39.41	$30.01	$38.17
December 30, 2013	$44.73	$36.97	$43.40
January 31, 2014*	$46.73	$41.97	$45.41

* This pricing supplement includes, for the first calendar quarter of 2014, data for the period from January 1, 2014 through January 31, 2014. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2014.

The graph below illustrates the performance of the Basket Component’s common stock from January 1, 2008 through January 27, 2014, based on information from the Bloomberg Professional® service. The market price of the Basket Component on January 27, 2014 was $45.41. Past performance of the Basket Component is not indicative of its future performance.

Source: Bloomberg Professional® service

VALEANT PHARMACEUTICALS INTERNATIONAL, INC.

Description of Valeant Pharmaceuticals International, Inc.

Valeant Pharmaceuticals International, Inc. develops and distributes drugs. The company develops drugs for unmet medical needs in central nervous system disorders, and distributes generic and branded generic drugs in Latin America and Eastern Europe. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-14956 or its CIK Code: 885590. The company’s common stock is listed on the NYSE under the ticker symbol “VRX.”

Historical Performance of Valeant Pharmaceuticals International, Inc.

The following table sets forth (to the extent available) the quarterly high and low intraday prices, as well as end-of-quarter closing prices on the relevant exchange, of the Basket Component for each quarter in the period from January 1, 2009 through January 31, 2014. We obtained the data in these tables from the Bloomberg Professional® service, without independent verification by us. Historical prices of the Basket Component should not be taken as an indication of its future performance.

Quarter Ending	Quarter High	Quarter Low	Quarter Close
March 31, 2009	$12.15	$9.41	$10.95
June 30, 2009	$13.75	$9.26	$13.45
September 30, 2009	$15.50	$12.14	$15.43
December 31, 2009	$15.49	$12.91	$13.96
March 31, 2010	$16.97	$13.64	$16.77
June 30, 2010	$19.81	$13.67	$19.24
September 30, 2010	$27.74	$18.07	$25.05
December 31, 2010	$30.80	$24.06	$28.29
March 31, 2011	$51.13	$28.06	$49.81
June 30, 2011	$55.00	$47.28	$51.96
September 30, 2011	$57.24	$34.12	$37.12
December 30, 2011	$47.58	$32.05	$46.69
March 31, 2012	$55.80	$45.52	$53.69
June 30, 2012	$59.94	$42.47	$44.79
September 30, 2012	$61.11	$44.01	$55.27
December 30, 2012	$61.10	$52.50	$59.77
March 31, 2013	$75.10	$59.34	$75.02
June 30, 2013	$96.25	$69.87	$86.08
September 30, 2013	$106.98	$86.89	$104.33
December 30, 2013	$118.25	$102.60	$117.40
January 31, 2014*	$140.10	$112.27	$135.64

* This pricing supplement includes, for the first calendar quarter of 2014, data for the period from January 1, 2014 through January 31, 2014. Accordingly, the “Quarterly High,” “Quarterly Low” and “Quarterly Close” data indicated are for this shortened period only and do not reflect complete data for the first calendar quarter of 2014.

The graph below illustrates the performance of the Basket Component’s common stock from January 1, 2008 through January 27, 2014, based on information from the Bloomberg Professional® service. The market price of the Basket Component on January 27, 2014 was $135.64. Past performance of the Basket Component is not indicative of its future performance.

Source: Bloomberg Professional® service

Additional Notes Terms

Business Day

A “business day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in the City of New York.

Payment When Offices or Settlement Systems Are Closed

If any payment is due on the Notes on a day that would otherwise be a “business day” but is a day on which the office of a paying agent or a settlement system is closed, we will make the payment on the next business day when that paying agent or system is open. Any such payment will be deemed to have been made on the original due date, and no additional payment will be made on account of the delay.

Events of Default and Acceleration

If the Notes have become immediately due and payable following an event of default (as defined in the accompanying prospectus) with respect to the Notes, the Calculation Agent will determine the accelerated Payment at Maturity due and payable in the same general manner as described in “Payment at Maturity” in this pricing supplement. In that case, the five business days preceding the date of acceleration will be used as the Ending Averaging Dates for purposes of determining the accelerated Basket Return (including the Basket Ending Level). The accelerated Maturity Date will be the third business day following the postponed accelerated Final Valuation Date.

If the Notes have become immediately due and payable following an event of default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of Debt Securities — Senior Debt Securities — Events of Default” in the accompanying prospectus.

Supplemental Plan of Distribution (Conflicts of Interest)

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the Notes from HSBC for distribution to J.P. Morgan Securities LLC and certain of its registered broker-dealer affiliates, acting as placement agent, at the price indicated on the cover of this pricing supplement. The placement agent for the Notes will receive a fee that will not exceed $10 per $1,000 Principal Amount.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions after the initial sale of the Notes. However, it is under no obligation to make a market in the Notes and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-49 in the prospectus supplement.

Validity of the Notes

In the opinion of Morrison & Foerster LLP, as counsel to the Issuer, when the Notes offered by this pricing supplement have been executed and delivered by the Issuer and authenticated by the trustee pursuant to the Senior Indenture referred to in the prospectus supplement dated March 22, 2012, and issued and paid for as contemplated herein, such Notes will be valid, binding and enforceable obligations of the Issuer, entitled to the benefits of the Senior Indenture, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith). This opinion is given as of the date hereof and is limited to the laws of the State of New York, the Maryland General Corporation Law (including the statutory provisions, all applicable provisions of the Maryland Constitution and the reported judicial decisions interpreting the foregoing) and the federal laws of the United States of America. This opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Senior Indenture and the genuineness of signatures and to such counsel’s reliance on the Issuer and other sources as to certain factual matters, all as stated in the legal opinion dated July 27, 2012, which has been filed as Exhibit 5.1 to the Issuer’s Current Report on Form 8-K dated July 27, 2012.

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